Exhibit 99.1

COST PLUS, INC. REPORTS THIRD QUARTER RESULTS AHEAD OF GUIDANCE AND

PROVIDES OUTLOOK FOR THE FOURTH QUARTER

Oakland, CA – December 3, 2007 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended November 3, 2007 and provided a financial outlook for the fourth quarter and full fiscal year 2007.

Third Quarter Results

Net sales for the third quarter of fiscal 2007 were $220.6 million, compared to $215.4 million for the third quarter of fiscal 2006. Same store sales decreased 4.3% for the quarter compared to a 1.3% decrease last year. As expected, same store sales declined given the heavy coupon activity a year ago that was not repeated. The net loss for the third quarter of fiscal 2007 was $13.9 million, or $0.63 per diluted share, ahead of guidance, compared to a net loss of $12.2 million, or $0.55 per diluted share in the third quarter of fiscal 2006.

Gross profit as a percentage of sales was 28.1% for the third quarter of 2007 versus 30.3% for the same period last year. While buyer margin improved approximately 100 basis points over last year, the overall gross profit rate was lower due to higher fixed occupancy and distribution expense on lower same store sales.

SG&A expense as a percentage of sales was 36.9% for the third quarter of 2007 versus 37.1% for the same period last year. Lower advertising costs and expense reduction initiatives offset the loss of leverage on store operation expenses due to the lower same store sales.

Year-to-date, net sales were $643.7 million which is flat when compared to the same period last year. Same store sales decreased 6.7% year-to-date compared to a decrease of 2.9% for the same period last year. Year-to-date, the net loss was $43.0 million, or $1.95 per diluted share versus a net loss of $30.0 million, or $1.36 per diluted share for the same period last year.

CEO and President Barry Feld commented, “Third quarter results reflect the increasing traction of our turnaround effort, confirming the trends we illustrated during our Analysts’ Day in September. Progress was marked by continuing improvement in buyer margin, inventory turn, customer count and average ticket metrics. These trends are evidence that our new merchandise assortment and everyday value pricing strategy are resonating with our customers, and will build to profitability.”

Mr. Feld also commented, “We look forward to the important holiday shopping season for further validation of our turnaround strategy. We are pleased with our sales results thus far in November. However, we plan to closely examine all aspects of the business after the holiday season, and should the future business climate warrant changes, the Company is positioned to do so.”

The Company opened three new stores and closed two during the third quarter and ended the quarter with 297 stores in 34 states versus 283 stores in 34 states at the end of the third quarter of fiscal 2006.

Fourth Quarter and Full Fiscal Year Outlook

The Company expects total fourth quarter fiscal 2007 revenue in the range of $377 million to $389 million, based on a same store sales decrease in the range of 1% to 4% and the opening of 1 net new store, compared to 4 net new stores in the same period last year. The Company’s earnings outlook for the fourth quarter of fiscal 2007 is $0.37 to $0.50 per diluted share versus $0.34 per diluted share in fiscal 2006. Included in last year’s earnings was a $4.2 million non-cash charge (before taxes) for the impairment of goodwill, that was partially offset by the benefit of the additional week in the quarter due to fiscal 2006 being a 53 week year.

Full year fiscal 2007 revenue is expected in the range of $1.02 billion to $1.03 billion on a 52 week year versus $1.04 billion in the 53 week fiscal 2006. The Company’s outlook for the full fiscal year 2007 is estimated to be a net loss in the range from $1.45 to $1.58 per diluted share. Stores open at the end of the fiscal 2007 are expected to be 298 vs. 287 at the end of fiscal 2006.

The Company’s third quarter earnings conference call is today, December 3, 2007, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-591-6944 and the access code is 94066050. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 99214136, from 5:30 p.m. PT Monday December 3, 2007 to 5:30 p.m. PT on Monday, December 17, 2007. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately four hours after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products that offers a large and ever-changing selection of unique products from around the world at everyday value prices in an exciting shopping environment.

The above statements relating to anticipated fiscal 2007 fourth quarter results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the valuation of Company assets; changes in the competitive environment; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; currency fluctuations; unseasonable weather; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; changes in accounting rules and regulations; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Third Quarter
	November 3, 2007		October 28, 2006
			(As Restated)
Net sales	$220,581	100.0%	$215,405	100.0%
Cost of sales and occupancy	158,686	71.9	150,085	69.7
Gross profit	61,895	28.1	65,320	30.3
Selling, general and administrative expenses	81,386	36.9	79,961	37.1
Store preopening expenses	702	0.3	2,618	1.2
Loss from operations	(20,193)	(9.2)	(17,259)	(8.0)
Net interest expense	3,359	1.5	2,444	1.1
Loss before income taxes	(23,552)	(10.7)	(19,703)	(9.1)
Income tax benefit	(9,608)	(4.4)	(7,459)	(3.5)
Net loss	$(13,944)	(6.3)%	$(12,244)	(5.7)%
Net loss per share - diluted	$(0.63)		$(0.55)
Weighted average shares outstanding - diluted	22,086		22,065
New stores opened	3		11

	For the Nine Month Period Ended
	November 3, 2007		October 28, 2006
			(As Restated)
Net sales	$643,713	100.0%	$643,644	100.0%
Cost of sales and occupancy	471,607	73.3	459,273	71.4
Gross profit	172,106	26.7	184,371	28.6
Selling, general and administrative expenses	232,731	36.2	223,223	34.7
Store preopening expenses	2,893	0.4	4,881	0.8
Loss from operations	(63,518)	(9.9)	(43,733)	(6.8)
Net interest expense	8,223	1.3	5,022	0.8
Loss before income taxes	(71,741)	(11.1)	(48,755)	(7.6)
Income tax benefit	(28,699)	(4.5)	(18,769)	(2.9)
Net loss	$(43,042)	(6.7)%	$(29,986)	(4.7)%
Net loss per share - diluted	$(1.95)		$(1.36)
Weighted average shares outstanding - diluted	22,086		22,064
New stores opened	13		20

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	November 3, 2007	October 28, 2006
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,479	$3,400
Merchandise inventories	328,102	325,832
Other current assets	60,997	41,932
Total current assets	392,578	371,164
Property and equipment, net	226,905	218,321
Goodwill	—	4,178
Other assets	25,806	16,096
Total assets	$645,289	$609,759
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,085	$63,238
Accrued compensation	12,798	9,940
Revolving line of credit	104,397	90,000
Current portion of long-term debt	764	3,671
Other current liabilities	32,489	29,277
Total current liabilities	231,533	196,126
Capital lease obligations	8,772	11,082
Long-term debt	114,610	77,917
Other long-term obligations	40,538	41,515
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	168,653	166,361
Retained earnings	80,962	116,766
Accumulated other comprehensive loss	—	(229)
Total shareholders’ equity	249,836	283,119
Total liabilities and shareholders’ equity	$645,289	$609,759

Contact:

Jane Baughman

(510) 808-9119

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